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                                                                      EXHIBIT 21


                    SUBSIDIARIES OF STERLING BANCSHARES, INC.

The following is a list of the subsidiaries of Sterling Bancshares, Inc.:

Sterling Bancorporation, Inc.
A Delaware corporation
PO Box 631
Wilmington, Delaware 19899

Sterling Bancshares Capital Trust I
A Delaware statutory business trust
15000 Northwest Freeway
Houston, Texas 77040

Sterling Bank
A Texas state banking association
15000 Northwest Freeway
Houston, Texas 77040

CMCR Holding Company
A Delaware corporation
13100 Northwest Freeway
Houston, Texas 77040

CMCR Holding Company is the parent company of Sterling Capital Mortgage Company, an originator and servicer of one-to-four single family residential mortgage loans. Sterling Capital Mortgage Company originates a significant portion of its mortgage business through twenty-five subsidiary entities.